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                                                                      EXHIBIT 11

                      RSX HOLDINGS, INC. AND SUBSIDIARIES
         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  THREE MONTHS ENDED MARCH
                                            YEAR ENDED DECEMBER                                           THREE MONTHS ENDED
                                                    31,                     31,             YEAR ENDED         JUNE 30,
                                            --------------------  ------------------------   MARCH 31,   --------------------
                                              1993       1994                      1995        1996        1995       1996
                                            ---------  ---------      1994       ---------  -----------  ---------  ---------
                                                                  -------------
                                                                   (UNAUDITED)                               (UNAUDITED)
Weighted average shares of common stock...      8,820      8,820        8,820        8,820       8,820       8,820      8,820
Dilutive stock options pursuant to SAB No.
 83.......................................        420        420          420          420         420         420        420
                                            ---------  ---------       ------    ---------  -----------  ---------  ---------
                                            ---------  ---------       ------    ---------  -----------  ---------  ---------
Shares used in per share calculation......      9,240      9,240        9,240        9,240       9,240       9,240      9,240
                                            ---------  ---------       ------    ---------  -----------  ---------  ---------
                                            ---------  ---------       ------    ---------  -----------  ---------  ---------
Net income (loss).........................      2,657      4,714        1,648       (2,336)      5,664         994      1,349
Accretion for dividends on mandatorily
 redeemable preferred stock...............     --         --           --           --             357          94         92
                                            ---------  ---------       ------    ---------  -----------  ---------  ---------
Net income (loss) available to common
 stockholders.............................  $   2,657  $   4,714    $   1,648    $  (2,336)  $   5,307   $     900  $   1,257
                                            ---------  ---------       ------    ---------  -----------  ---------  ---------
                                            ---------  ---------       ------    ---------  -----------  ---------  ---------
Net income (loss) per share...............  $    0.29  $    0.51  $       0.18   $   (0.25) $     0.57   $    0.10  $    0.14
                                            ---------  ---------        ------   ---------  -----------  ---------  ---------
                                            ---------  ---------        ------   ---------  -----------  ---------  ---------


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There is no difference in net income (loss) per share computed under both the primary and fully diluted basis.